Exhibit (h)(17)(iii)

AMENDMENT TO PARTICIPATION AGREEMENT
THIS AMENDMENT TO PARTICIPATION AGREEMENT (this “Amendment”) is made as of the 11th day of August, 2022, by and among PROTECTIVE LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the State of Tennessee (the “Company”), acting herein for and on behalf of itself and on behalf of each segregated asset account set forth in Schedule A to the Participation Agreement between the parties (the “Separate Accounts”); MFS VARIABLE INSURANCE TRUST, a Massachusetts business trust, MFS VARIABLE INSURANCE TRUST II, a Massachusetts business trust, and MFS VARIABLE INSURANCE TRUST III, a Delaware statutory trust (collectively, the “Trusts”); and MFS FUND DISTRIBUTORS, INC., a Delaware corporation (“MFD”, and together with the Trusts, “MFS”).

RECITALS

WHEREAS, the Company and MFS are parties to a certain Participation Agreement dated May 1, 2012 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to update the separate accounts and policies listed in Schedule A; and,

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the parties agree to amend the Agreement as follows:

1.
Schedule A. Schedule A to the Agreement is hereby deleted in its entirety and replaced with Schedule A as attached hereto.

2.
Ratification and Confirmation of Agreement.  In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis.  To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

3.
Counterparts.  This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

4.
Full Force and Effect.  Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account
By: /s/ Steve Cramer

Name: Steve Cramer

Title:  Chief Product Officer – Retirement Division_

                                                MFS VARIABLE INSURANCE TRUST, on behalf of the Portfolios

By:  /s/ Susan A. Pereira

Name:  Susan A. Pereira_____________________
Title:  Assistant Secretary & Assistant Clerk ____

MFS VARIABLE INSURANCE TRUST II, on behalf of the Portfolios

By: /s/ Susan A. Pereira

Name: Susan A. Pereira_____________________

Title: Assistant Secretary & Assistant Clerk ____

MFS VARIABLE INSURANCE TRUST III, on behalf of the Portfolios

By: /s/ Susan A. Pereira

Name:  Susan A. Pereira_____________________
Title:  Assistant Secretary & Assistant Clerk ____

MFS FUND DISTRIBUTORS, INC.
By:  /s/ Michael S. Keenan

Name:  Michael S. Keenan___________________
Title:  President___________________________

SCHEDULE A

SEPARATE ACCOUNTS AND POLICIES SUBJECT TO THE PARTICIPATION AGREEMENT

All Protective Life Insurance Company Separate Accounts – All Policies
PORTFOLIOS SUBJECT TO THE PARTICIPATION AGREEMENT

May 1, 2012

All Portfolios or series of shares of the Trusts that are available and open to new investors on or after the effective date of this Agreement